Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2005, relating to the financial statements and financial highlights which appears in the March 31, 2005 Annual Report to Shareholders of Mason Street Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
Milwaukee, Wisconsin July 22, 2005